Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GTY Technology Holdings, Inc. on Form S-3, of our report dated March 14, 2018 relating to the balance sheet of GTY Technology Holding, Inc. as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017 and for the period from August 11, 2016 (date of inception) through December 31, 2016, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

February 26, 2019